Exhibit 3.2

Excerpt of Emerson Electric Co. Bylaws

Marked to Show Changes to Article VIII, Sections 6 through 7

Section 6. Forum for Certain Actions. Unless the Corporation consents in writing to the selection of an alternative forum, the United States District Court for the Eastern District of Missouri shall be, to the fullest extent permitted by law, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary or any other duty owed by any current or former director, officer, employee, agent, shareholder or affiliate of the Corporation to the Corporation or to the Corporation’s shareholders, (c) any action asserting a claim against the Corporation or any of its directors, officers, employees, agents or shareholders arising pursuant to any provision of the General and Business Corporation Law of Missouri, the Articles of Incorporation or these By-Laws, (d) any action asserting a claim against the Corporation or any of its directors, officers, employees, agents or shareholders governed by the internal affairs doctrine, or (e) any action to interpret, apply, enforce or determine the validity of the Articles of Incorporation or these By-Laws, in each case regardless of whether such action or proceeding is based on common law, statutory, equitable, legal or other grounds, and, in each case, including any action brought by a beneficial owner of the Corporation’s shares; provided, however, that in the event that such court lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be the Circuit Court located in the County of St. Louis, Missouri, or in the event that such court lacks jurisdiction, any other court of the State of Missouri; except for, in all cases, with respect to any action or proceeding as to which such federal or state court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten days following such determination). Any person or entity holding, purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to (i) consent to (A) the personal jurisdiction of the United States District Court for the Eastern District of Missouri (or if such court does not have jurisdiction, the Circuit Court located in the County of St. Louis, or if such court does not have jurisdiction, another court of the State of Missouri) in any proceeding brought to enjoin, or otherwise enforce this Section 6 with respect to, any action by that person or entity that is inconsistent with the exclusive jurisdiction provided for in this Section 6 (an “Inconsistent Action”) and (B) having service of process made upon such person or entity in any such proceeding by service upon such person’s or entity’s counsel in such Inconsistent Action as agent for such person or entity and (ii) have waived any argument relating to the inconvenience of the forums referenced above in connection with any action or proceeding described in this Section 6. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

Without limiting any of the foregoing, nothing contained in this Section 6 is intended to limit, determine or address the merits or substance of any action or proceeding (including, whether any action or proceeding should be commenced or maintained against the Corporation or against any of the Corporation’s directors, officers or employees, or whether any particular type or form of remedy or relief should be sought or is available against the Corporation or against any of its directors, officers or employees), but instead, the provisions of this Section 6 are solely procedural in nature and govern only the exclusive location, forum and venue for the commencement of actions and proceedings expressly enumerated in clauses (a) through (e) of the immediately preceding sentence.

Section 67. Severability. Whenever possible, each provision or portion of any provision of these Bylaws will be interpreted in such manner as to be effective and valid under applicable law, and to give effect, to the fullest extent possible, the intent manifested thereby. If any provision or provisions of these Bylaws shall be held to be invalid, illegal or unenforceable as applied to any persons, entities or circumstance for any reason whatsoever, (i) the validity, legality and enforceability of such provisions to any other persons or entities or in any other circumstance and of the remaining provisions of these Bylaws (including, without limitation, each portion of any paragraph of these Bylaws containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) these Bylaws shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section  78. Interpretation. The Board (and any other person or body authorized by the Board or these Bylaws) shall have the power and authority to interpret these Bylaws and to make any and all determinations necessary or advisable to apply these Bylaws to any persons, facts or circumstances, including the power to determine (i) whether a person or group of persons qualifies as an Eligible Shareholder under Section 19 of Article III; (ii) whether the outstanding shares of the Corporation’s common stock are “Owned” for purposes of meeting the ownership requirements of Section 19 of Article III of these Bylaws; (iii) whether any and all requirements of Section 9 of Article II and Section 1(c) and Section 19 of Article III have been satisfied, including with respect to a nomination or proposal pursuant to a Nomination Notice; (iv) whether a person satisfies the qualifications and requirements to be a nominee under Section 1(c) of Article III or an Access Nominee under Section 19 of Article III; and (v) whether inclusion of the Required Information in the Corporation’s proxy statement pursuant to Section 19 of Article III is consistent with the Articles, these Bylaws and all applicable laws and regulations. Any such interpretation or determination adopted in good faith by the Board (or any other person or body authorized by the Board or these Bylaws) shall be final and conclusive and binding on all persons, including the Corporation and its shareholders and beneficial owners of capital stock of the Corporation.